UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CERIDIAN URGES SHAREHOLDERS TO REELECT BOARD
AND AVOID RISK TO $36 PER SHARE CASH MERGER

If merger does not close, Ceridian will hold new election of directors within 90 days

MINNEAPOLIS, MN — September 6, 2007 — Ceridian Corporation (NYSE: CEN) issued the following statement today with respect to Pershing Square’s continuing ill-advised effort to replace the Ceridian board:

“Replacing the current board introduces significant and unnecessary risk to completion of our $36 per share cash merger.  Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (NYSE: FNF) have communicated to us their view that election of Pershing Square nominees would introduce additional risks to the pending transaction.  Further, Thomas H. Lee Partners and Fidelity National Financial have indicated strong support for Kathryn Marinello and her management team and believe they are essential to Ceridian and its ongoing business and operations.

Despite its prior opposition to our $36 per share cash merger, Pershing Square now supports the transaction.  Pershing Square also says that it now supports Ceridian’s management and desires to retain them through the closing of the merger, despite the attacks launched by Pershing Square on Ceridian’s management over the course of the last year.  Finally, Pershing Square claims that it is continuing its proxy fight only so that its nominees can act as a “backstop” and take over the company in case the merger does not close.  Pershing Square’s claims are disingenuous.

First, there is no need for any backstop.  We are confident that, if the current board is reelected, we will complete our $36 per share cash merger.  We also believe that replacing the current board introduces significant and unnecessary risk to completion of the merger.  It is Pershing Square’s proxy fight that increases the very risk that Pershing Square claims to be trying to backstop.  For example, if Pershing Square replaces the board and, as a result, Ceridian’s management is forced out or otherwise leaves the company, we believe this could make it difficult to complete the merger.

Second, in the event the merger does not close, an event we believe is unlikely to occur if the current board is reelected, shareholders will now have the opportunity to vote on the entire board again promptly thereafter.  Ceridian does not have a classified board, so the entire board comes up for reelection each year.  In order to ensure that this opportunity is even more meaningful, Ceridian is committing that in the event the merger does not close, we will hold a new election of directors within 90 days of termination of the merger agreement.

We believe the current board has worked hard and done a good job for shareholders, and deserves reelection.  But we also believe that there is no reason to put our $36 per share cash merger at risk by forcing that choice today.

Reelecting the current board today will provide the greatest assurance that our $36 per share cash merger will be completed.  In the unlikely event it is not completed, shareholders will have the opportunity to assess the relative merits of our nominees and any dissident nominees at a new election to be held within 90 days thereafter.  If Pershing Square truly wanted to support our $36 per share cash merger, it would support the reelection of our board and allow the merger to close, knowing that if the merger did not close, it could immediately renew its election contest.

In light of our commitment, and the risk to completion of our $36 per share cash merger if a new board is elected today, we believe it is in the interest of all Ceridian shareholders to vote for the merger and reelection of the current board on Ceridian’s WHITE proxy card.  We urge you to vote today.”

ABOUT CERIDIAN

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with its 2007 annual meeting of stockholders, Ceridian has filed a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.  Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor for the 2007 annual meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com.  Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Ceridian at the SEC’s website at http://www.sec.gov.  Free copies of Ceridian’s SEC filings are also available on Ceridian’s website at http://www.ceridian.com.  These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian’s stockholders with respect to the matters to be considered at Ceridian’s 2007 annual meeting. Information regarding the officers and directors of Ceridian and potential participants in the solicitation is included in Ceridian’s definitive proxy statement filed with the SEC on July 31, 2007, its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian’s website at http://www.ceridian.com.

CONTACTS:

Pete Stoddart, Director of Public Relations
952-853-4278

Craig Manson, Vice President of Investor Relations
952-853-6022

Eric Brielmann / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449